                            SCHEDULE 14A INFORMATION
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                           ENCORE WIRE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            ENCORE WIRE CORPORATION
                               1410 MILLWOOD ROAD
                             MCKINNEY, TEXAS 75069


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 5, 1998


         NOTICE is hereby given that the annual meeting of stockholders of Encore Wire Corporation (the "Company") will be held on Tuesday, May 5, 1998, at 8:30 a.m., local time, at the Company's offices, 1410 Millwood Rd., McKinney, Texas, for the following purposes:

                 (1)      To elect a Board of Directors for the ensuing year;

                 (2) To ratify the appointment of Ernst & Young LLP as auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1998; and

                 (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on March 10, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof.

         A record of the Company's activities and consolidated financial statements for the year ended December 31, 1997, are contained in the enclosed 1997 Annual Report.


Dated:  March 30, 1998.


                                   By Order of the Board of Directors



                                             SCOTT D. WEAVER
                                                Secretary


                            --------------------

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES WILL INSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

                            ENCORE WIRE CORPORATION
                               1410 MILLWOOD ROAD
                             MCKINNEY, TEXAS 75069

                                PROXY STATEMENT

                       For Annual Meeting of Stockholders
                           To be Held on May 5, 1998

                                    GENERAL

         The accompanying proxy is solicited by the Board of Directors of Encore Wire Corporation (the "Company") for use at the annual meeting of stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is March 30, 1998.

         The cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc., a proxy solicitation firm located in Carlstadt, New Jersey, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee not to exceed $1,500 plus certain expenses. In addition, the Company may use certain of its officers and employees (who will receive no special compensation therefor) to solicit proxies in person or by telephone, facsimile, telegraph or similar means.

PROXIES

         Shares represented by a proxy in the accompanying form, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given. If no direction is given, such shares will be voted for the election of the nominees for directors named in the accompanying form of proxy and for the other proposal set forth in the notice. Any stockholder returning a proxy may revoke it at any time before it has been exercised by giving written notice of such revocation to the Secretary of the Company, by filing with the Company a proxy bearing a subsequent date or by voting in person at the meeting.

VOTING PROCEDURES AND TABULATION

         The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

         The inspectors will tabulate (i) the number of votes cast for or withheld as to the vote on each nominee for director and (ii) the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, as to the approval of the appointment of auditors. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote. An abstention with respect to the proposal to approve the appointment of auditors will effectively count as a vote against such proposal. A broker non-vote or other limited proxy as to the proposal to approve auditors will be counted towards a meeting quorum, but can not be voted on such proposal and therefore will not be considered a part of the voting power with respect to that proposal. This has the effect of reducing the number of shares required to be voted in favor of the proposal in order to approve it.

                               VOTING SECURITIES

         The only voting security of the Company outstanding is its Common Stock, par value $.01 per share. Only the holders of record of Common Stock at the close of business on March 10, 1998, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date, there were 10,808,385 shares of Common Stock outstanding and entitled to be voted at the meeting. A majority of such shares, present in person or by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote. Unless otherwise indicated, all share and per share date in this Proxy Statement have been adjusted to give effect to a three for two stock split of the Common Stock on August 19, 1997.


                             ELECTION OF DIRECTORS

         The business and affairs of the Company are managed by the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Bylaws of the Company provide for nine directors. At the meeting eight directors will be elected with one vacancy on the Board to remain after the meeting. The vacancy was created when A. A. Gingell, who was elected to the Board in May 1993, died in October 1997. The Board has not selected a nominee to replace Mr. Gingell but will consider qualified candidates for later appointment to the Board. No stockholder approval or ratification is required for the Board to fill such vacancy.

         Directors are elected by plurality vote, and cumulative voting is not permitted. All duly submitted and unrevoked proxies will be voted for the nominees for director selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to vote for another person designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees for the office of director named herein. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

         The nominees of the Board for directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. The table below sets forth certain information with respect to the nominees. All the nominees are presently directors of the Company and, except John H. Wilson, have served continuously as directors since the date of their first election to the Board. Mr. Wilson served as a director from April 1989 until May 1993 and was re-elected to the Board in May 1994.

VINCENT A. REGO, age 74,        Mr. Rego has been Chairman of the Board of
director since April 1989.      Directors of the Company since April 1989.
                                In October 1996, he assumed the duties of President and Chief Executive Officer. Mr.
                                Rego served as President, Chief Executive
                                Officer and Chairman of the Board of Directors of Capital Wire and Cable Corporation, a manufacturer of electrical wire and cable products, from 1978 until the company was sold to The Penn Central Corporation in 1988.
                                Prior thereto, Mr. Rego was associated with predecessors of Capital Wire in various executive capacities.

DONALD M. SPURGIN, age 60,      Mr. Spurgin has been a director of the Company
director since April 1989       since April 1989 and served as President and
                                Chief Executive Officer from April 1989 to
                                October 1996, and as Secretary of the Company from April 1989 to April 1992. In October 1996,
                                Mr. Spurgin resigned for health reasons as President and Chief Executive Officer and was elected Vice Chairman of the Board of Directors. From 1979 to 1988, Mr. Spurgin was
                                Executive Vice President, Chief Operating
                                Officer and a director of Capital Wire and Cable Corporation. Prior thereto, Mr. Spurgin was associated with predecessors of Capital
                                Wire in various executive capacities.

DONALD E. COURTNEY, age 67,     Since 1994, Mr. Courtney has served as
director since April 1989       President and Chairman of the Board of Directors
                                of Investech, Ltd., which is a private
                                importing firm.  Mr. Courtney served as
                                President and Chairman of the Board of

                                Directors of S.O.I. Industries, Inc. from 1982 until 1994. During that period, he was also Chairman of the Board of Directors of two subsidiaries of S.O.I. Industries, Inc., Magnatech Corporation, which is engaged in videotape duplication, and Tempo Lighting, Inc., which manufactures residential lighting. Mr. Courtney retired and resigned from these positions in June 1994. Mr. Courtney was re-elected to the Board of Directors of Tempo Lighting and is also a director of F.O.M. Corporation, a manufacturer of floor cleaning equipment.

DANIEL L. JONES, age 34,        Mr. Jones was Vice President -- Sales and
director since May 1994         Marketing of Encore from May 1992 to May 1997,
                                and has served as Executive Vice President since May 1997. In October 1997, Mr. Jones was also named Chief Operating Officer. From
                                1988 until joining the Company in 1989, he was employed as a sales representative by Lone
                                Star Transportation Inc., a freight brokerage firm. From 1985 to 1988, while pursuing his education, Mr. Jones attended college while working on a part time basis for Capital Wire and Cable Corporation.

JOHN P. PRINGLE, age 68,        Mr. Pringle has been President of Tekserco
director since August 1990      Inc., which owns and operates pay telephones,
                                since 1990. Prior thereto, Mr. Pringle was employed in various capacities by Capital Wire and Cable Corporation, most recently as Vice
                                President -- Engineering.

WILLIAM R. THOMAS, age 67,      Mr. Thomas has been President Board since 1982
director since April 1989       of Capital Southwest Corporation, a publicly
                                owned venture capital investment firm. Prior thereto, Mr. Thomas was associated with Capital
                                Southwest Corporation in various executive capacities. Mr. Thomas was a director of Capital Wire and Cable Corporation in 1987 and
                                1988.  Mr. Thomas is also a director of Alamo
                                Group, Inc., which provides heavy-duty mowing equipment for agricultural, commercial and governmental users, and Palm Harbor Homes, Inc., a manufactured housing company.

JOHN H. WILSON, age 55,         Mr. Wilson has been President of Whitehall
since 1980 and Chairman of the  Corporation since May 1, 1995 and President of
until May 1993 and since        U.S. Equity Corporation, a venture capital
May 1994                        firm, since 1983.  Mr. Wilson, who was a
                                director of Capital Wire and Cable Corporation from 1985 to 1988, is also a director of Capital
                                Southwest Corporation, Whitehall Corporation, which modifies and rebuilds commercial and military aircraft and designs and manufactures marine sensor systems, Norwood Promotional
                                Products, Inc., which manufactures and
                                supplies custom imprinted promotional materials, and Palm Harbor Homes, Inc., a manufactured housing company.

JOSEPH M. BRITO, age 75,        Mr. Brito has been president of C. Brito
director since October 1997.    Construction Company, a utility contracting
                                firm, and of Brito Enterprises, Inc. for more than ten years. Mr. Brito is also a general partner of Metacom Realty, a real estate development company, and an officer of 1776
                                Liquors, Ltd. of Bristol, a liquor retailer.
                                Mr. Brito also has served on the regional advisory board of Fleet National Bank, as regional vice president of the National Utility
                                Contractors Association and Administrative
                                Vice President of the Rhode Island Contractors
                                Association.

         There is no family relationship between any of the nominees or between any of the nominees and any executive officer of the Company, except that Daniel L. Jones, a nominee for director, Executive Vice President and Chief Operating Officer of the Company, is the son-in-law of Mr. Spurgin, Vice Chairman of the Board of Directors of the Company. For information regarding certain business relationships between certain of the nominees and the Company, see "Certain Transactions." Mr. Thomas and Mr. Wilson were originally elected to the Board of Directors of the Company pursuant to the terms of a Purchase Agreement dated April 25, 1989 between the Company, Capital Southwest Venture Corporation and certain other persons. Certain provisions of that agreement, including the provisions pursuant to which Messrs. Thomas and Wilson were elected to the Board, were terminated in connection with the initial public offering of the Company's Common Stock in 1992.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

         As permitted by the bylaws of the Company, the Board has designated from its members a compensation committee and an audit committee. The Company does not have a standing nominating committee of the Board or any other committee that performs a similar function. During 1997, the Board of Directors held four meetings. All directors attended at least 75% of such meetings held during the period in which such director served. The current committees of the Board, the composition and functions thereof and the number of meetings held in 1997 is set forth below.

                 Compensation Committee. In 1997, the members of the compensation committee were Donald E. Courtney, William R. Thomas and John H. Wilson. The committee met two times during 1997. The role of the compensation committee is to review the performance of officers, including those officers who are also members of the Board, and to set their compensation. The committee also supervises and administers the Company's Employee Stock Option Plan and all other compensation and benefit policies, practices and plans of the Company.

                 Audit Committee. In 1997, the members of the audit committee were Donald E. Courtney, William R. Thomas and John H. Wilson. During 1997, the audit committee met one time. The role of the committee is to review with the Company's auditors the scope of the audit procedures to be applied in the conduct of the annual audit as well as the results of the annual audit.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of March 10, 1998 the beneficial ownership of Common Stock of the Company (the only equity securities of the Company presently outstanding) by (i) each director and nominee for director of the Company, (ii) each person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock and
(iii) all directors and executive officers of the Company as a group.

                                                                                    COMMON STOCK
                                                                                BENEFICIALLY OWNED (1)
                                                                         ------------------------------------
                                                                             NUMBER             PERCENT OF
NAME                                                                        OF SHARES             CLASS
----                                                                     ---------------      ---------------
Directors and Nominees for Director
Donald E. Courtney  . . . . . . . . . . . . . . . . . . . . . .             49,537                   .5%
Daniel L. Jones . . . . . . . . . . . . . . . . . . . . . . . .             53,336   (2)             .5%
John P. Pringle . . . . . . . . . . . . . . . . . . . . . . . .             42,375   (3)             .4%
Vincent A. Rego . . . . . . . . . . . . . . . . . . . . . . . .            908,821   (4)            8.4%
Donald M. Spurgin . . . . . . . . . . . . . . . . . . . . . . .            466,095   (5)            4.3%
Joseph M. Brito . . . . . . . . . . . . . . . . . . . . . . . .             16,700   (6)             .2%
William R. Thomas . . . . . . . . . . . . . . . . . . . . . . .                 --   (7)             --
John H. Wilson  . . . . . . . . . . . . . . . . . . . . . . . .                 --   (7)             --

All directors and executive
  officers as a group (10 persons)  . . . . . . . . . . . . . .          3,349,613   (8)           31.0%

Beneficial Owners of 5% or More (excluding persons
  named above)
Capital Southwest Corporation   . . . . . . . . . . . . . . . .          1,683,000   (9)           15.6%
Nicholas-Applegate Capital Management . . . . . . . . . . . . .            699,190   (10)           6.5%

------------------

(1) Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to all shares indicated as being beneficially owned by such stockholder.

(2) Includes 41,700 shares of Common Stock subject to stock options that are exercisable within 60 days, 4,500 shares of Common Stock owned by Mr. Jones' spouse and 150 shares owned for the benefit of Mr. Jones' minor son. Mr. Jones disclaims beneficial ownership of the shares owned by his spouse.

(3) Includes 32,375 shares of Common Stock subject to stock options that are immediately exercisable.

(4) Includes 150,000 shares of Common Stock subject to stock options that are immediately exercisable and 75,000 shares of Common Stock owned by Mr. Rego's spouse.

(5) Includes 150,000 shares of Common Stock subject to stock options that are immediately exercisable and 8,220 shares of Common Stock owned by Mr. Spurgin's spouse. Mr. Spurgin disclaims beneficial ownership of the shares owned by his spouse.

(6)   Includes 5,000 shares held by the Brito Family Limited Partnership.

(7) William R. Thomas and John H. Wilson, directors of the Company, are both directors of, and Mr. Thomas is President and Chairman of the Board of, Capital Southwest Corporation. As indicated in the table, Capital Southwest Corporation is a principal stockholder of the Company. Mr. Thomas and Mr. Wilson may be deemed to share voting and investment power with respect to the 1,683,000 shares of Common Stock beneficially owned by Capital Southwest Corporation. Mr. Thomas and Mr. Wilson each disclaim beneficial ownership of such shares.

(8) Includes an aggregate of 441,650 shares of Common Stock that directors and executive officers have the right to acquire within 60 days pursuant to the exercise of stock options and 1,683,000 shares beneficially owned by Capital Southwest Corporation.

(9) Includes 1,233,000 shares held by Capital Southwest Venture Corporation, a wholly-owned subsidiary of Capital Southwest Corporation, as to which Mr. Thomas and Mr. Wilson may be deemed to share voting and investment power as directors and, in the case of Mr. Thomas, as an officer, of Capital Southwest Corporation.

(10) Beneficial ownership of such shares was reported in a Schedule 13G dated February 3, 1998 filed with the SEC by Nicholas-Applegate Capital Management ("Nicholas-Applegate") with respect to its beneficial ownership of Common Stock. In its Schedule 13G, Nicholas-Applegate reports that it beneficially owns all of the shares with sole dispositive power, but has sole voting power with respect to 540,300 of the shares.

      The respective addresses of the holders of five percent or more of the Common Stock of the Company are as follows: Capital Southwest Corporation, 12900 Preston Road, Dallas, Texas 75230; Nicholas-Applegate Capital Management, 600 West Broadway, 29th Floor, San Diego, CA 92101; Vincent A. Rego, 1410 Millwood Road, McKinney, Texas 75069; and Donald M. Spurgin, 1410 Millwood Road, McKinney, Texas 75069.


                             EXECUTIVE COMPENSATION

      The Compensation Committee Report appearing below and the information presented herein under the caption "Executive Compensation -- Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Exchange Act or under the Securities Act of 1933.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

To the Stockholders of
Encore Wire Corporation:

      The Compensation Committee of the Board of Directors (the "Committee") administers the compensation program for executive officers and other management level employees of the Company and makes all related decisions. The Committee also administers the Company's Employee Stock Option Plan and makes all decisions regarding the granting of stock options to employees of the Company under such plan.

      The goals of the Company's compensation program are to attract, retain and motivate competent executive officers who have the experience and ability to contribute materially to the long-term success of the Company. The individual judgments made by the Committee are subjective and are based largely on the Committee's perception of each executive's contribution to both past performance and the long-term growth potential of the Company. The principal elements of compensation for executive officers are base salary, discretionary bonus payments and stock options.

      Base salaries for 1998 were reviewed by the Committee in December 1997 for each of the executive officers on an individual basis, taking into consideration contributions to the Company's performance, length of tenure with the Company, compensation levels of comparable positions and internal equities among positions. Among other things, the Committee considered each officer's contribution to the success of the Company's business and to its foundation for future earnings growth, as well as such officer's role in achieving a higher level of customer satisfaction, increased market penetration and the efficient utilization of assets and employees in his area of responsibility.

      In addition to base salaries, discretionary cash bonuses may be paid to certain executive officers. In determining whether to grant bonuses and the amount of any such grants, the Committee considers both individual performance and the Company's overall performance, with particular emphasis on each executive's specific contributions to the Company's ability to achieve its long-term objectives. In 1997, the Committee approved cash bonuses to certain executive officers and key managers, including bonuses of $500,000 to Vincent
A. Rego, $100,000 to Daniel L. Jones, $80,000 to David K. Smith and $80,000 to Scott D. Weaver.

      The 1998 compensation levels of Vincent A. Rego, Daniel L. Jones, David
K. Smith and Scott D. Weaver were determined subjectively by the Committee based on their responsibilities and the factors described in the preceding two paragraphs.

      From time to time, the Committee has granted stock options under the Company's Employee Stock Option Plan (the "Plan") to executive officers and key employees to align their long-term interests with those of the stockholders. The Plan, which was adopted in 1990, initially reserved 561,000 shares of Common Stock for issuance pursuant to non-qualified and/or incentive stock options granted under the Plan. In February 1994, the Plan was amended to increase the number of shares issuable under the Plan to a total 1,011,000 shares. In January 1997, the Plan was amended to increase the number of shares issuable under the Plan to a total of 1,161,000 shares. Stock options are granted at exercise prices not less than the fair market value on the date of the grant and thus will have no value unless the value of the Company's Common Stock appreciates. The Committee believes that stock options provided a significant incentive for the option holders to enhance the value of the Company's Common Stock by continually improving the Company's performance. In 1997 the Committee granted options covering 119,000 shares, including 12,000 shares to Daniel L. Jones, 4,500 shares to David K. Smith and 16,500 shares to Scott D. Weaver. During the three years ended December 31, 1997, options to purchase 214,550 shares were granted and options to purchase 90,955 shares were available under the Plan for grant at December 31, 1997.


                                             COMPENSATION COMMITTEE

                                             William R. Thomas, Chairman
                                             Donald E. Courtney
                                             John H. Wilson

SUMMARY COMPENSATION

      The following table sets forth summary information regarding the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four other highest paid executive officers in 1997 for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                               ANNUAL COMPENSATION                            AWARDS
                                     -------------------------------------------------------------------------
                                                                        OTHER
                                                                        ANNUAL
                                                                  COMPENSATION (1)     SECURITIES UNDERLYING
       NAME AND                                                   ----------------          OPTIONS/
  PRINCIPAL POSITION         YEAR      SALARY          BONUS            (1)                 SARS(#)
  ------------------         ----      ------          -----            ---                 -------
Vincent A. Rego              1997     $250,000        $500,000        $14,310
  Chairman, President        1996      150,000         250,000         16,556
  and Chief Executive        1995      150,000              --         16,829
  Officer

Daniel L. Jones              1997      $99,000        $100,000        $18,711                12,000
  Executive Vice             1996       91,750          60,000         17,344
  President and Chief        1995       85,000              --         14,262
  Operating Officer

David K. Smith               1997      $99,000         $80,000        $ 1,522                 4,500
  Vice President -           1996       99,667          60,000          1,432
  Operations                 1995       85,000              --          1,418

Scott D. Weaver              1997      $99,000         $80,000        $ 5,392                16,500
  Vice President -           1996       94,061          60,000          4,254
   Finance,                  1995       85,000              --          3,106
  Treasurer and Secretary

Donald M. Spurgin            1997     $ 99,000              --        $ 4,612
  Vice Chairman              1996      139,555              --         15,503
                             1995      150,000              --         17,640

--------------

(1) Includes (a) average monthly lease payments by the Company of $700 in 1995, $640 in 1996 and $820 in 1997 for automobiles used by Mr. Rego, $680 in 1995, $730 in 1996 and $730 in 1997 for automobiles used by Mr. Jones, and $700 in 1995, $655 in 1996 and $137 in 1997 for automobiles used by Mr. Spurgin and (b) Company contributions to defined contribution plans of $3,416 on behalf of each of Mr. Rego and Mr. Spurgin, $1,275 on behalf of Mr. Jones and $1,688 on behalf of Mr. Weaver in 1995, $4,535 for Mr. Rego, $2,793 for Mr. Jones, $2,822 for Mr. Weaver and $4,217 for Mr. Spurgin in 1996 and $3,912 for Mr. Jones, $3,870 for Mr. Weaver and $2,970 for Mr. Spurgin in 1997.

DEFINED BENEFIT PLANS AND OTHER ARRANGEMENTS

      The Company has no defined benefit plans and has not entered into any agreements or arrangements with respect to any of its executive officers, other than Mr. Spurgin's employment agreement as discussed below.

OPTION GRANTS

      The following table sets forth summary information with respect to options to purchase Common Stock granted during the year ended December 31, 1997 to each of the named executive officers.

                                        Option/SAR Grants in Last Fiscal Year
---------------------------------------------------------------------------------------------------------------
                                                                                             Potential
                                                                                        Realizable Value at
                                                                                           Assumed Annual
                                                                                        Rates of Stock Price
                                                                                            Appreciation
                               Individual Grants                                         for Option Term (1)
----------------------------------------------------------------------------------   --------------------------
                         Number of         % of Total
                         Securities        Options/SARs
                         Underlying        Granted to     Exercise
                         Options/SARs      Employees      or Base
                         Granted           in Fiscal      Price        Expiration
    Name                 (#) (2)           Year           ($/Sh)       Date           5% ($)(3)     10% ($)(4)
---------------          ------------      ------------   --------     ----------     ---------     ----------
Vincent A. Rego                 --            --              --          --                --            --
Daniel L. Jones             12,000          10.1%         $12.50        1/31/07      $  94,320      $239,040
David K. Smith               4,500           3.8%         $12.50        1/31/07      $  35,370      $ 89,640
Scott D. Weaver             16,500          13.9%         $12.50        1/31/07      $ 129,690      $328,680
Donald M. Spurgin               --            --              --          --                --            --

--------------

(1) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

(2) Shares become eligible for purchase at a rate of 20% per year starting on the first anniversary of the grant.

(3)   Represents an assumed market price per share of Common Stock of $20.36.

(4)   Represents an assumed market price per share of Common Stock of $32.42.

      The following table summarizes the number and value of options exercised during 1997, as well as the number and value of unexercised options, as of December 31, 1997, held by each of the named officers.


     AGGREGATED OPTION EXERCISES IN 1997 AND DECEMBER 31, 1997 OPTION VALUE

                                                                                               Value of
                                                                         Number of            Unexercised
                                                                        Unexercised          In-the-Money
                                                                        Options at            Options at
                                                                        FY-End (#)          FY-End ($) (1)
                          Shares Acquired                              Exercisable/          Exercisable/
 Name                     on Exercise (#)      Value Realized ($)      Unexercisable         Unexercisable
 ------------------      -----------------    -------------------     ---------------       ---------------
 Vincent A. Rego                --                    --              150,000 shares/        $3,375,000/
                                                                            0  shares                 0

 Daniel L. Jones                 0                     0              36,975 shares/         $1,075,770/
                                                                       16,650 shares            326,913


 David K. Smith                  0                     0              34,350 shares/           $995,016/
                                                                       9,150 shares             186,288


 Scott D. Weaver                24,000               714,920           8,100 shares/           $177,525/
                                                                       27,900 shares            587,685

 Donald M. Spurgin              --                    --               150,000 shares/       $3,375,000/
                                                                             0  shares                0

(1) The high sales price per share on December 31, 1997 was $31 1/4 as reported by the NASDAQ National Market System.


COMPENSATION OF DIRECTORS

         Directors do not receive fees for attending meetings of the Board of Directors. The Company does, however, reimburse directors for reasonable travel, lodging and related expenses incurred in attending Board and committee meetings.

EMPLOYMENT AGREEMENT

         The Company employs Donald M. Spurgin under an Employment Agreement (the "Employment Agreement") as an Executive of the Company for the period October 1, 1996 through September 6, 2002. The agreement provides for an annual salary of $99,000 per year, which the Board of Directors may increase from time to time. Under the Employment Agreement, Mr. Spurgin is entitled to such bonuses or other discretionary compensation payments as the President may award him from time to time, and is also entitled to participate in any employee benefit plans, programs and arrangements provided by the Company from time to time to its employees.

PERFORMANCE GRAPH

         The following graph sets forth the cumulative total stockholder return, which assumes reinvestment of dividends, of a $100 investment in the Company's Common Stock, the New Peer Group1, the Old Peer Group2 and CRSP Total Return Index for The Nasdaq Stock Market (U.S. companies).

         The Company believes that the New Peer Group more accurately reflects the Company's peers in the building wire and cable industry and provides a better basis for comparison than the Old Peer Group. Although the companies included in the New Peer Group were selected because of similar industry characteristics, they are not entirely representative of the Company's business. Performance data for the Old Peer Group has been provided for comparative purposes but is not expected to be included in subsequent years' proxy statements.

                COMPARISON OF QUARTERLY CUMULATIVE TOTAL RETURN
           AMONG THE COMPANY, PEER GROUPS AND CRSP TOTAL RETURN INDEX
                       FOR THE NASDAQ STOCK MARKET (U.S.)


                                   [GRAPH]

                                12/31/92   12/31/93    12/31/94    12/30/95   12/29/96  12/31/97
                                --------   --------    --------    --------   --------  --------
Company                            100        109.8       170.7        95.1     168.3      449.1

CRSP Total Return Index for        100        114.8       112.2       158.7     195.2      239.5
NASDAQ Stock Market
New Peer Group(1)                  100        125.4       161.4       230.4     305.3      406.4
Old Peer Group(2)                  100        126.1        82.3       110.8     130.3      181.8

--------------

(1) Consists of the following companies, with each company being added to the index on its first date of public trading, as indicated: AFC Cable Systems Inc. (12/16/93), Cable Design Technologies Corporation (11/24/93), General Cable Corporation (5/16/97), Belden Inc. (9/30/93), Essex International Inc. (4/18/97) and Superior Telecom Inc (10/11/96).

(2) Consists of the following companies: Bird Corporation, Elcor Corporation, Justin Industries, Masco Industries, Inc., Morgan Products, Ltd., Republic Gypsum Company and TJ International Inc.

                                    AUDITORS

     Based on the recommendation of the Audit Committee of the Board of Directors of the Company, Ernst & Young LLP, which has served as the Company's independent public accountants since the Company's inception, has been appointed by the Board of Directors to audit the financial statements of the Company for the year ending December 31, 1998, subject to the ratification of such appointment by the stockholders of the Company. Although it is not required to do so, the Board of Directors is submitting the selection of auditors for ratification in order to obtain the stockholders' approval of this appointment. If the selection is not ratified, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP are expected to be present at the meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

     It is contemplated that the 1999 Annual Meeting of Stockholders of the Company will take place during the first week of May 1999. Stockholder proposals for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders must be received by the Company at its offices in McKinney, Texas, addressed to the Secretary of the Company, not less than 120 days in advance of the date (month and day only) this Proxy Statement is first distributed to stockholders; provided, that if the 1999 Annual Meeting of Stockholders is changed by more than 30 days from the presently contemplated date, proposals must be so received a reasonable time in advance of the meeting.

     The Board of Directors does not intend to present any other matters at the meeting and knows of no other matters that will be presented; however, if any other matter properly comes before the meeting, the persons named in the enclosed proxy intend to vote thereon according to their best judgment.


                              CERTAIN TRANSACTIONS

     Since its inception the Company has used Manufacturer's Transportation, Inc., a Plano, Texas based common carrier, to deliver materials to the Company and to deliver the Company's products to manufacturers' representatives' warehouses and customers. Manufacturer's Transportation, Inc. was wholly owned by the adult children of Donald M. Spurgin (one of whom is the spouse of Daniel
L. Jones, a nominee for director and the Company's Executive Vice President and Chief Operating Officer) until October 1997, when Manufacturer's Transportation, Inc. was sold to a non-affiliated party. During the fiscal year ended December 31, 1997, the Company paid Manufacturer's Transportation, Inc. approximately $1.7 million for these services on the basis of rates the Company believes compare favorably with rates charged by other common carriers. The rates charged by Manufacturer's Transportation, Inc. are filed with the Interstate Commerce Commission.



                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all of its directors, officers and more than 10 percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                                 ANNUAL REPORT

     The Company has provided without charge to each person whose proxy is solicited hereby a copy of the 1997 Annual Report of the Company, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (including the consolidated financial statements) filed with the SEC. Additional copies of the Annual Report may be obtained without charge upon written request to the Company, Encore Wire Corporation, 1410 Millwood Road, McKinney, Texas, 75069, Attention: Corporate Secretary.

                                        By Order of the Board of Directors




                                        Scott D. Weaver,
                                        Vice President -
                                        Finance, Treasurer and Secretary

                                    PROXY

    ENCORE WIRE CORPORATION     ANNUAL MEETING        Continued from other side
                                 MAY 5, 1998

    The undersigned hereby appoints VINCENT A. REGO and DANIEL L. JONES, and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed below, all the shares of common stock of ENCORE WIRE CORPORATION (the "Company") held of record by the undersigned on March 10, 1998, at the annual meeting of stockholders to be held on May 5, 1998 or any adjournment thereof.

Please mark boxes [ ] in blue or black ink.

1.  ELECTION OF DIRECTORS:   [ ] FOR all nominees listed below
                                 (except as marked tot he contrary below)

                             [ ] WITHHOLD AUTHORITY to vote for all nominees
                                 listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

 Joseph M. Brito     Daniel L. Jones      Vincent A. Rego     William R. Thomas
Donald E. Courtney   John P. Pringle     Donald M. Spurgin      John H. Wilson

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998:

        FOR [ ]                   AGAINST [ ]             ABSTAIN [ ]

3. The above-named attorney and proxy (or his substitute) is authorized to vote in his discretion upon such other business as may properly come before the meeting or any adjournment thereof.

                THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE

    ENCORE WIRE CORPORATION                        ANNUAL MEETING
                                                    MAY 5, 1998

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR management's nominees for election as directors and FOR each of the other proposals set forth above.


                                        Date:                        , 1998
                                             ------------------------


                                        -------------------------------------
                                                        Signature



                                        -------------------------------------
                                               Signature if held jointly



                                        Please sign exactly as name appears
                                        hereon.  When shares are held by joint
                                        tenants, both should sign.  When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.  If a
                                        corporation, please sign in full
                                        corporate name by President or other
                                        authorized officer.  If a partnership,
                                        please sign in partnership name by
                                        authorized person.